Exhibit 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
OCLARO, INC.
(a Delaware corporation)
INTO
BOOKHAM, INC.
(a Delaware corporation)
     Bookham, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That the Corporation was incorporated on the 29th day of June, 2004, pursuant to the General Corporation Law of the State of Delaware.
     SECOND: That the Corporation owns all of the outstanding shares of each class of the stock of Oclaro, Inc., a corporation incorporated on the 24th day of April, 2009 pursuant to the General Corporation Law of the State of Delaware.
     THIRD: That the Board of Directors of the Corporation, at a meeting duly held on the 21st day of April, 2009, duly adopted the following resolutions:
RESOLVED:	That, pursuant to Section 253 of the General Corporation Law of the State of Delaware, the Corporation is hereby authorized to merge Oclaro, Inc., a Delaware corporation which is a wholly owned subsidiary of the Corporation, into the Corporation;

RESOLVED:	That the President and Secretary of the Corporation be and each hereby is, authorized to execute a Certificate of Ownership and Merger with respect to the merger of Oclaro, Inc. into the Corporation, cause the same to be filed with the Secretary of State of the State of Delaware and take all such other actions and to execute all such other instruments and agreements as they or any of them may deem appropriate to effect such merger;

RESOLVED:	That the Restated Certificate of Incorporation of the of the Corporation, as in effect immediately prior to the Effective Time (as defined below) shall be amended by deleting Article FIRST and inserting in lieu thereof a new Article FIRST to read: “FIRST: The name of the Corporation is Oclaro, Inc.” and, as so amended, shall be the Restated Certificate of Incorporation of the Corporation.

RESOLVED:	That the merger of Oclaro, Inc. into the Corporation shall be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”).
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer this 27th day of April, 2009.

BOOKHAM, INC.
By:	/s/ Alain Couder
Title: President and Chief Executive Officer